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                                                                     EXHIBIT 2.1


                      AGREEMENT AND PLAN OF REORGANIZATION

     This AGREEMENT AND PLAN OF REORGANIZATION ("Agreement") is made and entered into this 31st day of August, 1999 by and among TERRA INTERNATIONAL PHARMACEUTICALS, INC., a Florida corporation having its principal place of business at 2741 McMillan Avenue, Bldg. E, San Luis Obispo, California 93401-5742, ("Parent"), WORLDWIDE COLLECTIBLES, INC., a Nevada corporation and wholly owned subsidiary of Parent ("Sub") and AMERICABILIA.com, a Nevada corporation having its principal place of business at 9155 Las Vegas Boulevard South, Suite 242, Las Vegas Nevada, ("Target") (Sub and Target hereinafter collectively referred to as the "Constituent Corporations") and DANIEL TENNANT and CAROL SLAVIN ("Terra Shareholders").

                                    RECITALS

     A. The Boards of Directors of Parent, Sub and Target have approved the acquisition of Target by Parent.

     B. The Boards of Directors of Parent, Sub and Target have approved the merger of Target into Sub (the "Merger"), pursuant to the Agreement of Merger set forth in Exhibit A hereto ("Merger Agreement") and the transactions contemplated hereby in accordance with the applicable provisions of the statutes of the State of Nevada, which permit such Merger.

     C. For federal income tax purposes, it is intended that the Merger shall qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

     D. Each of the parties to this Agreement also desires to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions thereto.

                                    AGREEMENT

     NOW, THEREFORE, in consideration of the mutual covenants, promises and agreements contained herein, the parties agree as follows:

     1. THE MERGER.

          (a) At the Effective Time (as defined in Section 1.2) and subject to the terms and conditions of this Agreement and the Merger Agreement, Target shall be merged into Sub and the separate existence of Target shall thereupon cease, in accordance with the applicable provision of the General Corporation Law of the State of Nevada (the "NGCL").

          (b) Sub will be the surviving corporation in the Merger (sometimes referred to herein as the "Surviving Corporation" and will continue to be governed by the laws of the State of Nevada, and the separate corporate existence of Sub and all of its rights, privileges,


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immunities and franchises, public or private, and all its duties and liabilities as a corporation organized under the NGCL, will continue unaffected by the Merger.

          (c) The Merger will have the effects specified by the NGCL.

     1.2 EFFECTIVE TIME. As soon as practicable following fulfillment or waiver of the conditions specified in Article VI hereof, and provided that this Agreement has not been terminated or abandoned pursuant to Article IX hereof, the Constituent Corporations shall cause Articles of Merger to be filed with the office of the Secretary of State of the State of Nevada as provided in Section 92A.200 of the NGCL. Subject to and in accordance with the laws of the State of Nevada, the Merger will become effective at the date and time the Articles of merger are filed with the office of the Secretary of State of the State of Nevada or such later time or date as may be specified in the Articles of Merger (the "Effective Time"). Each of the parties will use its best efforts to cause the Merger to be consummated as soon as practicable following the fulfillment or waiver of the conditions specified in Article VI hereof.

                                   ARTICLE II

                            THE SURVIVING CORPORATION

     2.1 ARTICLES OF INCORPORATION. The Articles of Incorporation of Sub as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation after the Effective Time.

     2.2 BYLAWS. The Bylaws of Target as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation after the Effective Time.

     2.3 BOARD OF DIRECTORS. From and after the Effective Time, the Board of Directors of Target shall be the Board of Directors of the Surviving Corporation.

     2.4 OFFICERS. From and after the Effective Time, the Officers of Target shall be the Officers of the Surviving Corporation.

                                   ARTICLE III

                              CONVERSION OF SHARES

     3.1 CONVERSION OF TARGET SHARES IN THE MERGER. Pursuant to the Merger Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of any holder of any capital stock of Target:

          (a) all shares of Common Stock, par value $.001 per share, of Target ("Target Common Stock") owned by Parent or any subsidiary of Parent or Target shall be canceled and shall cease to exist from and after the Effective Time; and

          (b) each remaining issued and outstanding share of Target Common Stock, other than Target Dissenting Shares (as defined in Section 3.4 hereof), shall be converted into, and become exchangeable for, one (1) share of validly issued, fully paid and nonassessable common stock, $.001 par value per share, of Parent ("Parent Common Stock"). The


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consideration referred to in this Section 3.1 is hereinafter referred to as the
"Merger Consideration."

     3.2 STATUS OF SUB SHARES. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any capital stock of Sub, each issued and outstanding share of common stock of Sub shall continue unchanged and remain outstanding as a share of common stock of the Surviving Corporation.

     3.3 EXCHANGE OF STOCK CERTIFICATES.

          (a) Immediately following the Closing, Parent shall provide instructions to its transfer agent, Interwest Transfer Company ("Exchange Agent"), which shall be effective as of the Effective Time, to issue the certificates representing shares of Parent Common Stock required to effect the exchange referred to in Section 3.3(b). Shares of Parent Common Stock into which shares of Target Common Stock shall be converted in the Merger shall be deemed to have been issued at the Effective Time.

          (b) From and after the Effective Time, each holder of a certificate which immediately prior to the Effective Time represented outstanding shares of Target Common Stock, other than shares with respect to which dissenter's rights, if any, are granted by reason of the Merger under the NGCL, shall be entitled to receive in exchange therefor, upon surrender to the Exchange Agent, a certificate or certificates representing the number of whole shares of Parent Common Stock into which such holder's shares of Target common Stock were converted pursuant to Section 3.1. From and after the Effective Time, Parent shall be entitled to treat the certificates which immediately prior to the Effective Time represented shares of Target Common Stock and which have not been surrendered for exchange as evidencing the ownership of the number of shares of Parent Common Stock into which the shares of Target Common Stock represented by such certificates shall have been converted pursuant to Section 3.1, notwithstanding the failure to surrender such certificates.

          (c) As soon as practicable after the Effective Time, Parent shall deliver to Darran Wells in exchange for the options to acquire 5,000 shares of Target Common Stock held by him, options to acquire an equal number of shares of Parent Common Stock on the terms and conditions set forth in the options being exchanged.

     3.4 DISSENTING SHARES. Notwithstanding anything to the contrary contained in this Agreement or the Merger Agreement, holders of shares of Target Common Stock with respect to which dissenter's rights, if any, are granted by reason of the Merger under the NGCL and who comply with the NGCL ("Target Dissenting Shares"), shall not be entitled to shares of Parent Common Stock pursuant to
Section 3.1, unless and until the holder thereof shall have failed to perfect or shall have effectively withdrawn or lost such holder's right to dissent from the Merger under the NGCL, and shall be entitled to receive only the payment provided for pursuant to the NGCL. If any holder shall have failed to perfect, or shall have effectively withdrawn or lost such holder's dissenter's rights under the NGCL, such holder's Target Dissenting Shares shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration.



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

     3.5 CLOSING OF TRANSFER BOOKS. From and after the Effective Time, the stock transfer books of Target shall be closed and no transfer of shares of Target common Stock shall thereafter be made. If, after the Effective Time, Target Certificates are presented to Parent, they shall be canceled and exchanged for the Merger Consideration in accordance with the procedures in this Article III.

     3.6 CLOSING. The closing (the "Closing") of the transactions contemplated by this Agreement shall take place at (a) the officers of Target's counsel at 9:00 a.m., local time, on the later of September 6, 1999, and (ii) the second business day immediately following the date on which the last of the conditions set forth in Article VI hereof is fulfilled or waived, or (b) at such other time and place on such other date as Parent and Target shall agree (the "Closing Date").

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF TARGET

Except as set forth in the Target Disclosure Schedule delivered to Parent on the Closing Date, and signed by the President and Secretary of Target (the "Target Disclosure Schedule"), the sections of which are numbered to correspond to the subsection numbers of this Agreement, Target hereby represents and warrants to Parent as follows:

     4.1 ORGANIZATION, QUALIFICATION.

          (a) Target is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Target has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

          (b) Target has delivered to Parent complete and accurate copies of its Articles of Incorporation and Bylaws, each as amended, minutes of all its directors' and shareholder meetings, and a shareholder list correctly setting forth the record ownership as of the date of this Agreement of all outstanding shares.

     4.2 CAPITALIZATION. As of the Closing Date, Target shall have authorized capital stock of 50,000,000 of Common Stock, $.001 par value, of which no more than 537,500 shares will be issued and outstanding and 5,000 shares shall be reserved for issuance upon the exercise of options. All outstanding shares of Target capital stock have been duly authorized, validly issued, fully paid and nonassessable and are not be subject to preemptive rights created by statute, the Articles of Incorporation or Bylaws of Target or any agreement to which Target is a party or by which it is bound.

     4.3 SUBSIDIARIES. Except for Target's wholly owned subsidiary, Veltre Enterprises, Inc., Target does not have and has never had any subsidiaries and does not directly or indirectly own any equity interest in, or any interest convertible into or exchangeable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.


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

     4.4 AUTHORITY RELATIVE TO THIS AGREEMENT. Target has full corporate power to execute and deliver this Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of Target.

     4.5 FINANCIAL STATEMENTS OF TARGET. The business, assets, liabilities and financial condition of Target are, in all material respects, as set forth in the financial statements ("Target Financial Statements") and other representations attached hereto as Schedule 3.5, which financial statements do not fail to state any material fact necessary to make the information therein not misleading.

     4.6 UNDISCLOSED LIABILITIES. Target does not have any material liabilities, whether absolute, accrued, contingent or otherwise, and whether due or to become due, except for those liabilities which (i) are accrued or fully reserved against in the balance sheet of the Target Financial Statements; or (ii) are of a normally recurring nature and were incurred after in the ordinary course of business consistent with past practice. Section 3.6 of the Target Disclosure Schedule lists all liabilities of Target incurred after June 30, 1999 which are of a type required to be disclosed or reflected in financial statements and which either (a) are not in the ordinary course of business, or (b) exceed $1,000,000 with respect to any single transaction or single series of related transactions.

     4.7 ABSENCE OF CHANGES. Since June 30, 1999, there has not been any material adverse change in the business, assets, liabilities, financial condition, results of operations or prospects of Target taken as a whole.

     4.8 PROPERTIES AND INVENTORIES. Target has good and marketable title to, valid leasehold interests in or other valid right to use all of the material assets used in its operations or necessary for the conduct of its business, subject to no security interests, licenses, encumbrances, restrictions or adverse claims, except as disclosed in the notes to the Target Financial Statements and except for any lien for taxes not yet due and payable and except for any statutory liens for which payment is not delinquent.

     4.9 REAL PROPERTY. Section 4.9 of the Target Disclosure Schedule contains a list and description of all real property owned and all real property leased by Target. Prior to the Closing, Target will provide Parent with copies of all of the referenced leases. Target has either fee simple title or enforceable leasehold interests in all property shown in the Target Disclosure Schedule.

     4.10 LITIGATION. Target is not engaged in, nor has it been threatened with, any material litigation, arbitration, investigation or other legal proceeding relating to Target or its business, property or employee benefit plans or policies, nor, to the knowledge of Target, is there any valid basis for any such proceeding.

     4.11 PURCHASE, SALE AND OTHER AGREEMENTS. Target shall list in its Disclosure Schedule each contract or agreement, oral or written, which may materially affect its financial statements.


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


     4.12 LICENSES, TRADEMARKS, PATENTS AND OTHER RIGHTS. To the best of Target'S knowledge, Target owns, is licensed or otherwise entitled to use, or can obtain the right to use on a basis which is commercially reasonable, all patents, trademarks, trade names, service marks, copyrights, and other proprietary rights, and necessary to the business of Target as currently conducted or as contemplated by its current business plan. Section 4.12(a) of the Target Disclosure Schedule lists all Target patents and registered trademarks, trade names and service marks and copyrights, and applications for any of the foregoing. Except as set forth in Section 4.12(b) of the Target Disclosure Schedule, no claims (including any request to enter into a license agreement) have been asserted or threatened by any person (i) to the effect that any activity in which Target is engaged infringes on any patents or other proprietary rights, (ii) against the use by Target of any trademarks, trade names, technology, know-how or processes necessary for the operation of the business of Target as currently conducted or presently contemplated, or (iii) challenging or questioning the validity or effectiveness of any of the Target Intellectual Property; and Target is not aware of any valid basis for any such claim. To the best of its knowledge, no party is infringing the Target Intellectual Property.

     4.13 EMPLOYEES. Section 4.13 of the Target Disclosure Schedule identifies all consulting or employment agreements and other agreements with individual consultants or employees to which Target is a party and which are either currently effective or will become effective at the Closing.

     4.14 COMPLIANCE WITH CONTRACTS. Target has performed all material obligations required to be performed by it as of the date of this Agreement under each material contract, obligation, commitment, agreement, undertaking, arrangement or lease referred to in this Agreement or the Target Disclosure Schedule and has not received any notice that it is in default thereunder. To its knowledge no other party is in default under such material agreements. The Merger and the actions contemplated thereby will not conflict with or result in a breach of the terms, conditions or provisions of any such material agreement or cause any acceleration of maturity of any such material agreements.

     4.15 COMPLIANCE WITH LAWS. Target has substantially complied with all laws, regulations, judgments, decrees or orders of any court or governmental agency or entity applicable in any material respect to the conduct of its business.

     4.16 TAXES. All United States, foreign, state and local tax returns and reports (collectively "Target Returns") required to be filed to date with respect to the operations of Target have been accurately prepared in all material respects. and duly filed, or an extension therefrom has been duly obtained.

     4.17 ACCOUNTS RECEIVABLE. All accounts receivable reflected on the balance sheet of Target at June 30, 1999 are bona fide, arose in the ordinary course of business in the aggregate amount thereof and, to the best of Target'S knowledge, are collectible (less any reserve for doubtful accounts and normal discounts) in the ordinary course of business.

     4.18 INVESTMENT REPRESENTATIONS. Target understands and acknowledge that the Parent Common Stock will not be registered under the Securities Act nor qualified under the securities laws of Florida or Nevada, by virtue of exemptions thereto. Each of the Target shareholders



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(either alone or in conjunction with his or her professional advisers) has such experience and knowledge in investment, financial and business matters in investments similar to Parent Common Stock that her, she or it is are capable of protecting his, her or its own interest in connection therewith and qualifying for such exemptions. Further, each shareholder of Target is acquiring Parent Common Stock for investment purposes only for such shareholder's own account, and not on behalf of any other person nor with a view to, or for resale in connection with any distribution thereof. The certificates representing the Parent Common Stock will be stamped with a legend substantially in the following form:

          THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR AN OPINION OF COUNSEL OR OTHER EVIDENCE SATISFACTORY TO THE ISSUER THAT SUCH REGISTRATION IS NOT REQUIRED.

     4.19 TAX CONSEQUENCES. Although the exchange of shares and subsequent merger of Target with and into Sub by this Agreement is intended to be a "tax free reorganization" pursuant to Section 368(a) of the Internal Revenue Code of 1986, as amended, Target understands that no assurance is given by Parent that such transaction shall be deemed by the Internal Revenue Service to be a transaction upon which no gain or loss is recognized.




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

                                    ARTICLE V

         REPRESENTATIONS AND WARRANTIES OF PARENT AND TERRA SHAREHOLDERS


     Parent and the Terra Shareholders hereby, jointly and severally, represent and warrant to Target as follows:

     5.1 CAPITALIZATION. The authorized capital stock of Parent consists of 50,000,000 shares of common stock, of which 44,270,000 are issued and outstanding, all of which outstanding shares are duly authorized, validly issued, fully paid and nonassessable. There is no commitment, plan or arrangement to issue and no outstanding options, warrants or other rights calling for the issuance of any share of capital stock of Parent or any security or other instrument convertible into, exercisable for or exchangeable for capital stock of Parent. There is outstanding no security or other instrument convertible into or exchangeable for capital stock of Parent. By authority of the shareholders given to the Board of Directors of Parent at a shareholders meeting duly held on August 9, 1999, the outstanding stock of the corporation will be reverse split, upon the execution of this Agreement, and in contemplation of the Merger and prior to the Closing such that no more than 537,500 shares of common stock of Parent shall be outstanding immediately prior to the Merger of Target into Sub.

     5.2 ISSUANCE AND DELIVERY OF PARENT COMMON STOCK. The issuance and delivery of the Parent Common Stock has been duly authorized, and the shares of Parent Common Stock, when issued and delivered in accordance with the terms of this Agreement, shall be duly authorized, validly issued, fully paid and nonassessable.

     5.3 ORGANIZATION. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and has the corporate power and authority to own its properties and to carry on its business as now being conducted.

     5.4 AUTHORITY, BINDING AGREEMENT. This Agreement has been approved by the Board of Directors of Parent. No consents, authorizations or approvals, whether of a governmental agency or instrumentality or otherwise, are necessary in order to enable Parent to enter into and perform this Agreement. This Agreement constitutes the legal, valid and binding obligation of Parent and is enforceable against Parent in accordance with its terms.

     5.5 FINANCIAL CONDITION. The business, assets, liabilities and financial condition of Parent are, in all material respects, as set forth in the financial statements and other representations attached hereto as Schedule 5.5 ("Parent Financial Statements"), which Parent Financial Statements (i) have been prepared in conformity with generally accepted accounting principles, consistently applied, and (ii) do not fail to state any material fact necessary to make the information therein not misleading.

     5.6 LITIGATION. There is no suit, action or other legal or administrative proceeding pending or threatened against Parent, and to its knowledge, no circumstances exist or have occurred which may lead to any suit, action, proceeding or investigation which could materially and adversely affect its business, assets or financial condition. Parent has received no notice from


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

any federal, state or local governmental agency asserting any violation by Parent of any law, ordinance or regulation.

     5.7 SUBSIDIARIES. Parent does not have and has never had any subsidiaries and does not directly or indirectly own any equity interest in or any interest convertible into or exchangeable for any equity or similar interest in any corporation, partnership, joint venture or other business association or entity.

     5.8 CONSENTS AND APPROVAL; NO VIOLATION. There is no requirement for Parent to make any filing with or to obtain any permanent authorization, consent or approval of any governmental or regulatory authority as a condition to the lawful consummation by Parent of the transactions contemplated by this Agreement.

     5.9 UNDISCLOSED LIABILITIES. Parent does not have any material liabilities, whether absolute, accrued, contingent or otherwise and whether due or to become due except for those liabilities which (1) are accrued and fully reserved against in the Parent Financial Statements or (2) are of a normally recurring nature and were incurred after June 30, 1999 in the ordinary course of business consistent with past practice. Subsequent to June 30, 1999, Parent does not have any liabilities of a type required to be disclosed or reflected in financial statements and which either (a) are not in the ordinary course of a business transaction or (b) exceed $5,000 with respect to any single transaction or single series of related transactions.

     5.10 ABSENCE OF CHANGES. Since June 30, 1999 there have not been any material adverse changes in the business, assets, liabilities, financial condition, results of operation or prospects of Parent taken as a whole.

     5.11 PURCHASE, SALE AND OTHER AGREEMENTS. Parent is not a party to any contract or agreement, oral or written, which may materially affect the Parent Financial Statements.

     5.12 COMPLIANCE WITH LAWS. Parent has substantially complied with all laws, regulations, judgments, decrees or orders of any court or governmental agency or entity applicable in any material respects to the conduct of its business.

     5.13 TAXES. All United States, foreign, state and local tax returns and reports (collectively the "Returns") required to be filed to date with respect to the operations of Parent have been accurately prepared in all material respects and duly filed or an extension therefrom has been duly obtained.

     5.14 REVIEW OF INFORMATION. Parent has such knowledge and experience in investment, financial and business matters that is capable of protecting its own interests. Parent has been provided complete access to all books and records of Target and is entering into this transaction based solely upon its business knowledge and experience and written information provided to Parent by Target. Parent is not relying upon any oral representations of any officer, director, agent or employee of Target in entering into this transaction.

     5.15 NAME CHANGE. By authority of the shareholders given to the Board of Directors of Parent at a shareholders meeting, on August 9, 1999 the name of Parent shall be changed to americabilia.com upon the execution of this Agreement and prior to the Closing.

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

     5.16. RECAPITALIZATION. By authority of the shareholders given to the Board of Directors of Parent at a shareholders meeting, on August 9, 1999 the negative retained deficit of additional paid in capital of Parent be restated to $0 as of December 31, 1998, the end of most recent fiscal year, and the difference be charged off to additional paid in capital.

                                   ARTICLE VI

                              CONDITIONS TO CLOSING

     6.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger shall be subject to the fulfillment of all of the following conditions precedent at or prior to the Effective Time:

          (a) The Merger shall be approved by the shareholders of Target.

          (b) Parent shall have taken all required action to comply with Rule 506 of the Securities Exchange Act of 1933 and the blue sky laws of the states in which the shareholders of Target reside in connection with the issuance of the Parent Common Stock.

          (c) There shall be no injunction, order or decree by any Federal, state or foreign court which prevents the consummation of the Merger.

          (d) There shall have been no statute or regulation enacted which would prevent consummation of the Merger.

          (e) All governmental consents and approvals required for the Merger shall have been obtained. Any of such conditions may be waived by all parties but only in writing.

     6.2 CONDITIONS TO OBLIGATIONS OF TARGET TO EFFECT THE MERGER. The obligation of Target to effect the Merger is subject to the fulfillment of all of the following conditions precedent at or prior to the Effective Time:

          (a) The representations and warranties made by Parent and Sub shall be true and correct as of the Closing.

          (b) All obligations of Parent and Sub under this Agreement and the Merger Agreement shall have been complied with and performed in all material respects.

          (c) There shall be no material change in the business, assets, liabilities or financial condition of Parent from that set forth in the Parent Financial Statements.

          (d) Target shall have received an opinion of counsel for Parent and Sub in the form of Exhibit B hereto dated as of the Closing Date.

          (e) Parent shall have effected a reverse stock split of its common stock such that the outstanding shares of common stock of Parent shall have been reduced to no more than 537,500 shares.

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


          (f) Parent shall have amended its Articles of Incorporation to change its corporate name to "americabilia.com".

          (g) Parent shall have obtained a new CUSIP number for its common stock.

          (h) Parent shall have changed the trading symbol for its common stock to "ACOM" or such other trading symbol as it approved by Target.

          (i) Target shall have completed its due diligence investigation of Parent and shall be satisfied in its sole discretion with the results of such investigation.

     Any of such conditions may be waived by Target but only in writing.

     6.3 CONDITIONS TO OBLIGATIONS OF PARENT AND SUB TO EFFECT THE MERGER. The obligations of Parent and Sub to effect the Merger are subject to the fulfillment of all of the following conditions precedent at or prior to the Effective Time:

          (a) The representations and warranties made by Target shall be true and correct as of the Closing.

          (b) All obligations of Target under this Agreement and the Merger Agreement shall have been complied with and performed in all material respects.

          (c) There shall be no material change in the business, assets, liabilities or financial condition of Target from that set forth in the Target Financial Statements.

          (d) Parent shall have received an opinion of counsel for Target in the form of Exhibit C hereto dated as of the Closing Date.




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

                                   ARTICLE VII

                                 INDEMNIFICATION

     8.1 INDEMNIFICATION OF TARGET. Terra Shareholders shall indemnify, save and keep Target and its affiliates, successors and assigns including Sub and Parent ("Target Indemnitees") harmless against and from all liability, demands, claims, actions or causes of action, assessments, losses, fines, penalties, costs, damages and expenses, including reasonable attorneys' fees, disbursements and expenses (collectively, "Damages") sustained or incurred by Target Indemnitees as a result of, arising out of or by virtue of any misrepresentation, breach of any warranty or representation or non-fulfillment of any agreement on the part of Parent, Sub or Terra Shareholders, contained in this Agreement or the Merger Agreement or any exhibit or schedule hereto or thereto.

     8.2 INDEMNIFICATION OF PARENT. Target and Sub shall indemnify, save and keep Parent and its affiliates, successors and assigns ("Parent Indemnitees") harmless against and from all liability, demands, claims, actions or causes of action, assessments, losses, fines, penalties, costs, damages and expenses, including reasonable attorneys' fees, disbursements and expenses (collectively, "Damages") sustained or incurred by Parent Indemnitees as a result of, arising out of or by virtue of any misrepresentation, breach of any warranty or representation or non-fulfillment of any agreement on the part of Target, contained in this Agreement or the Merger Agreement or any exhibit or schedule hereto or thereto.

                                  ARTICLE VIII

                        TERMINATION, AMENDMENT AND WAIVER

     8.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the shareholders of Target:

          (a) by mutual consent of Parent and Target; or

          (b) by either Parent or Target if (i) the Merger shall have not been consummated on or before September 15, 1999 (the "Termination Date"), (ii) the requisite vote of the shareholders of Target to approve the Merger shall not be obtained, (iii) any court of competent jurisdiction in the United States or any state shall have issued an order, judgment or decree restraining, enjoining or otherwise prohibiting the Merger and such order, judgment or decree shall have become final and nonappealable; or

          (c) by Target in its sole discretion based on its due diligence investigation of Parent.

     8.2 EFFECT OF TERMINATION. In the event of termination of this Agreement by either Parent or Target, as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability on the part of either Target, Parent or Sub or their respective officers or directors (except as set forth in this Section 8.2) and each party shall bear its own costs incident to the negotiation, preparation and anticipated Closing of this Agreement. In such event, each party shall return any data, material or assets of the other party received by it in contemplation of


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


the Closing. Nothing in this Section 8.2 shall relieve any party from liability for any breach of this Agreement.

                                   ARTICLE IX

                                  MISCELLANEOUS


     9.1 OTHER DOCUMENTS. Target shall, at any time after the Closing upon the request of Parent, execute and deliver to Parent such documents or instruments of conveyance, license or assignment or take such other action as is reasonably necessary to complete the transfer of the Target Common Stock or other transactions contemplated by this Agreement.

     9.2 COSTS. Except as otherwise specifically provided herein, Parent shall pay the Closing costs and transfer cost applicable to this Agreement and the transfer of Parent Common Stock hereunder. Each party hereto shall bear the costs of their respective counsel and all other legal fees and costs related thereto. Parent shall pay all of such costs and fees prior to the Closing. Both Parent and Target each hold the other harmless from any obligation for the payment of any finders fees or commissions in connection with the transactions contemplated by this Agreement as a result of any action of the indemnifying party.

     9.3 INVALIDITY, MODIFICATION AND WAIVER. If any provision of this Agreement shall be held to be invalid or void, the remaining provisions shall nevertheless remain in effect. No provision of this Agreement may be modified and the performance or observance thereof may not be waived except by written agreement of the parties affected thereby. No waiver of any violation or nonperformance of any provision of this Agreement shall be deemed to be a waiver of any subsequent violation or nonperformance of the same or any other provision of this Agreement.

     9.4 DISPUTES, CHOICE OF LAW. This Agreement, the performance of the parties hereunder and any disputes related hereto shall be governed by the laws of the State of Nevada and subject to the exclusive jurisdiction of the courts therein. If either party shall initiate a legal proceeding to enforce its rights hereunder, the prevailing party in such legal proceedings shall be entitled to recover from the other party all costs, expenses and reasonable attorney's fees incurred in connection with such proceedings.

     9.5 ENTIRE AGREEMENT. This Agreement is and represents the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes any prior or contemporaneous discussions or agreements related thereto.

     9.6 COUNTERPARTS. This Agreement may be executed in two or more counterparts, all of which shall be originals and enforceable, and together shall constitute a single agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized representative as of the date first written above.

                                       "Parent"

                                       TERRA INTERNATIONAL
                                       PHARMACEUTICALS, INC.,
                                       a Florida corporation


                                       By:
                                          -------------------------------------
                                                Carol Slavin, President


                                       By:
                                          -------------------------------------
                                                Natasha Tennant, Secretary

                                       "Terra Shareholders"



                                       DANIEL TENNANT



                                       CAROL SLAVIN


[Signatures continue]

                                       "Sub"

                                       WORLDWIDE COLLECTIBLES, INC.,
                                       a Nevada corporation


                                       By:
                                          -------------------------------------
                                                Carol Slavin, President


                                       By:
                                          -------------------------------------
                                                Natasha Tennant, Secretary

                                       "Target"

                                       AMERICABILIA.com,
                                       a Nevada corporation


                                       By:
                                          -------------------------------------
                                                Gary Moore, President


                                       By:
                                          -------------------------------------
                                                 Dixie Cartwright, Secretary